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                                  PRESS RELEASE

May 30, 2000 - All Star Gas announced today that it has successfully completed its partial tender offer to acquire 60% of its 12 7/8% senior secured notes due 2004 and has received consents from 100% of the holders of the outstanding notes not owned by All Star or its affiliates for certain amendments to the indenture and the notes.

         The offer to purchase and consent solicitation expired, as scheduled, at 5:00 p.m. (Eastern Standard Time) on May 26, 2000. Based on information provided by Chase- Mellon Shareholder Services, L.L.C., the depositary for the offer and consent solicitation, all $127,200,000 principal amount of All Star's notes were validly tendered and not withdrawn pursuant to the offer. This represents 100% of the outstanding principal amount of the notes. All Star has accepted for payment, for a cash purchase price of $786 per $1,000 principal amount of the notes, 60% of all notes outstanding on a pro rata basis. All Star will make payment for all such purchased notes as soon as reasonably practicable.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417-532-3103.